Ex 16.11

August 30, 2013

Advisers Investment Trust

4041 N. High Street, Suite 402

Columbus, OH 43214

Re:	Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by Advisers Investment Trust, an Ohio business trust with transferable shares (the “Trust”) established under an Agreement and Declaration of Trust dated as of March 1, 2011 (the “Declaration”) for our opinion with respect to certain matters relating to the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund and JOHCM International Select Fund (the “Acquiring Funds”), each a series of the Trust. We understand that the Trust is about to file a Pre-Effective Amendment to its Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Funds of all of the assets of the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund and JOHCM International Select Fund, each a series of the DundeeWealth Funds (the “Acquired Funds”), in exchange solely for shares of the corresponding Acquiring Fund and the assumption by the respective Acquiring Fund of all the liabilities of the corresponding Acquired Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which was included in the Registration Statement on Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, and assuming the approval of the Plan and the transactions described therein, by shareholders of the Acquired Funds, it is our opinion that the shares of the Acquiring Funds currently being registered, when issued in accordance with the Plan and the Trust’s Agreement and Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of Ohio law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust’s Pre-Effective Amendment to its Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

745102.1